Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
     This Severance Agreement and Release of Claims (“Agreement”) is made and entered into by and between Douglas D. Burkett, Ph.D. (“Executive”) and Zila, Inc. and all of its affiliated companies and divisions (collectively referred to as “Company”); and is intended by the parties hereto to settle and dispose of all claims and liabilities that exist between Executive and Company as indicated herein.
RECITALS
     A. Executive and the Company are parties to that certain Employment Agreement originally to be effective as of July 24, 2002 and as subsequently amended effective as of October 21, 2003 (the “Employment Agreement”).
     B. Executive’s last day of employment with Company will be June 13, 2007. Executive will resign his positions of Chief Executive Officer and Director and any other positions he holds with the Company and with each of Company’s subsidiaries and affiliated entities on June 13, 2007; and
     C. By entering into this Agreement, the parties mutually and voluntarily agree to be legally bound by the terms set forth below.
COVENANTS
     NOW, THEREFORE, for valuable consideration, the parties agree as follows:
I.
     A. The Company agrees to pay Executive the sum of ninety thousand dollars ($90,000) less all lawfully required withholdings (including the withholding required for the grant of restricted stock referenced below). Payment shall be made in accordance with the Company’s regular payroll, but will not begin until the first regular Company payday following the expiration of the seven (7) day revocation period set forth in Section VII, assuming that Executive has not revoked his signature during that seven (7) day period. Payments to Executive will be in the same amounts as prior to the date hereof (less applicable withholdings) until the cumulative payments (and withholdings) reach the agreed upon $90,000 at which time all payments will cease. The Company will promptly pay Executive all appropriate expense reimbursement requests properly submitted by Executive on or before June 30, 2007 in compliance with Company policy. Such amount will not exceed $20,000. In addition, Executive will pay or provide appropriate backup documentation for all outstanding charges on his American Express card. The parties understand that all payments will be made by August 15, 2007.
     B. The Company agrees to pay the entire cost of COBRA coverage for Executive for a period of six (6) months following Executive’s resignation assuming that Executive timely elects COBRA coverage.

     C. The Company agrees to the following concerning outstanding grants of stock options and restricted stock to Executive:
•	Option grants (#542 and #543) for 200,000 shares survive Executive’s resignation and remain exercisable for the two (2) year period following Executive’s resignation of employment;

•	All restrictions on Restricted Stock grant #717 are lifted and a stock certificate for all 100,000 shares will be issued to Executive, effective on the date this Agreement takes effect (i.e. after the expiration of the seven (7) day revocation period set forth in Section VII, assuming Executive does not revoke his signature during that seven day period);

•	Except as provided herein, Executive agrees that any option to purchase Company stock or any other right to receive Company stock, whether vested or unvested as of the date hereof, shall terminate as of the date hereof.
     D. The Company hereby waives and releases Executive and his successors and assigns from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities to the extent known to the Company and its independent counsel at the time of execution of this agreement including without limitation all matters reported to the Company by independent counsel in connection with its investigations prior to the date of this agreement.
     E. The Company agrees to cooperate with Executive to allow him to retrieve his personal property from the Company’s premises. Company also agrees to provide Executive with records relating to Executive’s stock purchases, options and other personal records of Executive in Company’s possession, including but not limited to records and stock certificates evidencing Executive’s 2005, 2006 and 2007 ESPP purchases and Executive’s $50,000 open market purchase of stock in December 2006.
     F. Executive acknowledges that upon receipt of the above, he is not owed any further money or any further equity compensation by the Company.
     G. Executive hereby resigns his positions of Chief Executive Officer and Director and any other positions he holds with the Company and with each of Company’s subsidiaries and affiliated entities and the Company hereby accepts the resignations. At the request of Company, Executive agrees to execute any documents reasonably requested to effectuate or to facilitate his resignations. Executive agrees he did not resign as a result of a disagreement of the type referred to in Item 5.02(a)(1) of Form 8-K.

II.
     In consideration of the covenants set forth in Paragraph I above and the covenants herein:
     A. Executive, on behalf of himself, his marital community if any, and his heirs or assigns, expressly releases Company and its parent, subsidiaries, affiliated companies, directors, officers, all of their agents, employees, and attorneys; and all their predecessors and successors (collectively the “Released Entities”) from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH EXECUTIVE HAS, HAD, OR MAY HAVE HAD AGAINST COMPANY OR ANY OR ALL OF THE RELEASED ENTITIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE EMPLOYMENT AGREEMENT AND THE TERMINATION OF HIS EMPLOYMENT.
     By signing this Agreement, Executive agrees to FULLY WAIVE AND RELEASE ALL CLAIMS without limitation, such as attorneys’ fees, and all rights and claims arising out of, or relating to, his employment or termination from employment, with the Company including, BUT NOT LIMITED TO, any claim or other proceeding arising under:
•	The Civil Rights Act of 1866 (“Section 1981”);

•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991;

•	The Americans with Disabilities Act (“ADA”);

•	The Age Discrimination in Employment Act (“ADEA”);

•	The Labor Management Relations Act (“LMRA”);

•	The National Labor Relations Act (“NLRA”);

•	The Fair Labor Standards Act (“FLSA”);

•	The Family and Medical Leave Act of 1993 (“FMLA”);

•	The Arizona Civil Rights Act;

•	The Arizona Employment Protection Act; and/or

•	Any common law or statutory cause of action arising out of Executive’s employment or termination of employment with the Company.
     This Agreement may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local or other law relating to this Agreement or to Executive’s employment and/or termination of employment with Company or its subsidiaries, affiliates, related entities, predecessors, parents or divisions. Notwithstanding any provision hereof to the contrary, however, Executive does not release his rights to indemnification under provisions of the Company certificate of incorporation, bylaws or applicable law.
     B. Executive shall deliver to Company 1) the Company’s computer and cell phone that are currently in Executive’s possession; and 2) any other Company property including any documents, materials, files, or computer files, or copies, reproductions, duplicates, transcriptions, or replicas thereof, relating to Company’s business or affairs, which are in Executive’s possession or control, or of which Executive is aware. Executive will make a diligent search for the afore-mentioned items. Executive will deliver these items to Company by June 21, 2007.
     C. Executive hereby agrees to comply with the all of the restrictions and requirements in Section 7 of his Employment Contract entitled “Confidential Information; Noncompetition” for a period of two years beginning on the date of his resignation from the Company regardless of the period of time during which Executive receives payments hereunder.
III.
     The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provision. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Executive agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.
IV.
     Executive agrees to use his commercially reasonable efforts to cooperate fully with The Company and its counsel at the Company’s expense in connection with any charges of discrimination, lawsuits or other legal matters relating to Company in which Company determines that Executive is a relevant witness. Executive’s cooperation will include meeting at reasonable times with Company’s attorneys, providing the attorneys with requested information, consenting to depositions and interviews, and appearing as a witness on behalf of Company in any government investigation, formal or informal, in which Company or any of its affiliates is a respondent, subject, or called upon to be interviewed or examined under oath as a third party, in each case for which Executive shall receive reasonable compensation for his time. Except as otherwise provided in this Agreement, and except to the extent Executive’s counsel advises him that such representation presents a potential conflict of interest, with respect to any such depositions, interviews, and appearances, Executive agrees to be represented by Company’s counsel. Executive agrees to work with such counsel in preparation therefor.
V.
     Executive agrees that he will not seek nor accept employment in the future with the Company or any of its subsidiaries, affiliates, successors, or divisions.

VI.
     By his signature below, Executive affirms that he has been given at least 21 days during which to consider this Agreement. Executive has been advised to seek legal counsel prior to signing this Agreement.
VII.
     Executive may revoke this Agreement at any time within seven (7) days following his execution of the Agreement. Such revocation must be provided in writing and received during the seven (7) day revocation period. To be effective, the revocation must be received by the following individual:
General Counsel
Zila, Inc.
5227 N. 7th Street
Phoenix, AZ 84014
     This Agreement shall not become effective or enforceable until the foregoing revocation period has expired.
VIII.
     The Company and Executive mutually agree not to disparage the other, either directly or indirectly. However, nothing in this Section precludes either party from testifying or participating in any legal proceeding in which the party is required by law to provide information about the other party.
IX.
     Executive agrees that all requests for employment verification with the Company be directed to the Company’s Director of Human Resources, Chief Financial Officer or General Counsel. The Company agrees that it will provide only Executive’s position, dates of employment and the fact that he resigned, in response to such employment verification requests. The Company agrees to issue a press release in the form attached hereto as Exhibit A to announce this Agreement and shall not make public statements regarding Executive which contradict such press release.
X.
     This Agreement supersedes and replaces all prior discussions, understandings, and oral agreements between the parties except as noted herein, and contains the entire agreement between them on the matters herein contained. This Agreement may not be changed orally, but only by a written agreement signed by Executive and Company.

XI.
     The laws of the State of Arizona will apply to this Agreement.

/s/ Douglas D. Burkett, Ph.D.		Date:	6/13/07

Douglas D. Burkett, Ph.D.

Zila, Inc.

By:	/s/ Gary V. Klinefelter	Date:	6/13/07

Gary V. Klinefelter, Vice President

Exhibit A

5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
Zila CEO Departs — Company Continues To Focus On Oral Cancer Screening Business
PHOENIX—(BUSINESS WIRE)—June 13, 2007—Zila, Inc. (NASDAQ GM: ZILA), announced today that Douglas Burkett has resigned as CEO and director of Zila, effectively immediately, in order to pursue other interests.
Frank J. Bellizzi, D.M.D., Zila Executive Vice President and the President of its pharmaceutical division, will expand his leadership responsibilities while the Board addresses the CEO position. David R. Bethune, Chairman of the Board of Zila commented, “I have great confidence in Frank’s ability and look forward to working closely with him as we move forward.”
Mr. Bellizzi stated, “As an organization, we intend to aggressively drive the Company to profitability and continue to expand Zila’s leadership position in oral cancer detection.” Mr. Bellizzi has over 15 years of experience, within and beyond the Life Science industry, across operations, finance, strategic business development and investment banking. He holds an MBA from The Wharton School, a Doctorate in Dental Medicine from The University of Pennsylvania, and a Bachelor of Science degree from Georgetown University.
Zila will file its Form 10-Q on Monday, June 18 and will conduct its quarterly conference call with investors on Tuesday, June 19, 2007. Call-in information has been previously provided in a separate press release.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading oral cancer diagnostic company focused on the prevention and treatment of oral disease:
Zila is dedicated to establishing ViziLite(R) Plus as the new standard of care within the medical community for the early detection of oral abnormalities that could lead to cancer, with an initial focus on the dental market through Pro-Dentec(R), a leading designer, manufacturer and marketer of Soft Tissue Management (STM(R)) products. Sold exclusively and directly to dental professionals, Pro-Dentec’s core products include the Rota-dent(R) Professional Powered Brush, the Pro-Select3(R) Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM(R) products for both in-office and home-care use.

For more information about Zila, visit www.zila.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate, and we disclaim any obligation to update or revise any such forward-looking statements. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to the documents we file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended July 31, 2006, our Current Report on Form 8-K filed on December 28, 2006, and our Form 10-Q for the quarter ended January 31, 2007.
CONTACT: Zila, Inc.
Lawrence Gyenes, Chief Financial Officer, 602-266-6700
or
The Investor Relations Group
Investor Relations:
Adam Holdsworth, 212-825-3210
or
Media:
Bill Douglass, 212-825-3210
SOURCE: Zila, Inc.